Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Synovus Financial Corp.

2011 Director Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-187465) on Form S-8 of Synovus Financial Corporation of our report dated March 30, 2015, with respect to the statements of financial condition of the 2011 Director Stock Purchase Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the Synovus Financial Corp. 2011 Director Stock Purchase Plan.

(signed) KPMG LLP

Atlanta, Georgia

March 30, 2015